EXHIBIT 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

___________, 2007

Heckmann Corporation

75080 Frank Sinatra Dr.

Palm Desert, California 92211

Re:	Heckmann Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Heckmann Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933 (the “Securities Act”), the sale by the Company of (i) 57,500,000 units, including 7,500,000 units that the underwriters will have a right to purchase from the Company to cover over-allotments, if any (collectively, the “Units”), issuable to the public, each Unit consisting of (a) one share of the Company’s common stock, $.001 par value per share (the “Common Stock”), and (b) one warrant to purchase one share of Common Stock at an exercise price of $6.00 per share (the “Warrants”) and (ii) all shares of Common Stock and all Warrants issued as part of the Units.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of certain resolutions of the Board of Directors of the Company and originals or copies of the following each in the form filed with the Commission as of the date hereof: (i) the Registration Statement; (ii) the Underwriting Agreement (the

Heckmann Corporation

                    , 2007

“Underwriting Agreement”) proposed to be entered into by and between the Company and the underwriters; (iii) the Warrant Agreement proposed to be entered into by and between the Company and American Stock Transfer & Trust Company, as warrant agent; (iv) the Warrants; (v) the Units; (vi) the Amended and Restated Certificate of Incorporation of the Company; and (vii) the Amended and Restated Bylaws of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and that each of the documents identified in clauses (i) through (vii) of the preceding paragraph will be entered into or filed or adopted as appropriate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

We do not express any opinion as to any laws other than the corporate laws of the State of Delaware and the laws of the State of New York, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

Based upon and subject to the foregoing, we are of the opinion that:

Heckmann Corporation

                    , 2007

1. Each Unit has been duly authorized by the Company and, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Common Stock included in the Units will be duly authorized, validly issued, fully paid and nonassessable when delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement.

3. Each Warrant included in the Units, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,